PRELIMINARY COPY


                              ADPADS CORPORATION
                              108 Fortunato Place
                           Neptune, New Jersey 07753
                                (732) 918-8004


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE __, 2002


TO THE SHAREHOLDERS OF ADPADS CORPORATION

     Notice is hereby given that a Special Meeting of the Shareholders of AdPads Corporation will be held on June __, 2002, at 9:00 a.m., Eastern Time, at 108 Fortunato Place, Neptune, New Jersey 07753 for the purpose of considering and acting upon the following matters:

     1. Merging with a newly-formed Delaware subsidiary for the purpose of changing the Company's domicile from Colorado to Delaware, changing the name to BFF Holdings, Inc., and effecting a one for forty (1 for 40) reverse split of the outstanding shares of the Company's common stock.

     2.   Approval of the Company's 2002 Stock Option Plan.

     3. The transaction of such other business as may properly come before the meeting or at any adjournment or adjournments thereof.

     Said meeting may be adjourned from time to time without other notice than by announcement at said meeting, or at any adjournment thereof, and any and all business for which said meeting is hereby noticed may be transacted at any such adjournment.

     Only holders of the Company's no par value Common Stock of record at the close of business on June __, 2002, will be entitled to notice of and to vote at the meeting and at any adjournment or adjournments thereof. If you cannot attend the meeting in person, we are not asking that you send us a proxy.

                                     BY ORDER OF THE BOARD OF DIRECTORS


                                     Mark Spargo, CEO




Neptune, New Jersey
June __, 2002










                               ADPADS CORPORATION
                              108 Fortunato Place
                           Neptune, New Jersey 07753
                                (732) 918-8004


                            INFORMATION STATEMENT

                       SPECIAL MEETING OF SHAREHOLDERS
                                 JUNE __, 2002

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

     This Information Statement is being sent to the Shareholders of AdPads Corporation, a Colorado corporation (the "Company"), in connection with the Company's Special Meeting of Shareholders to be held at 108 Fortunato Place, Neptune, New Jersey 07753, on ______, June __, 2002, at 9:00 a.m., Eastern Time ("Special Meeting"), and any adjournment thereof. The purposes of the Special Meeting are stated in the Notice of Special Meeting. This Information Statement will be mailed to the Company's shareholders on or about June __, 2002.

     The securities entitled to vote at the Special Meeting consist of all of the issued and outstanding shares of the Company's no par value common stock (the "Common Stock"). The close of business on June __, 2002, has been fixed by the Board of Directors of the Company as the record date. Only shareholders of record as of the record date may vote at the Special Meeting. As of the record date, there were 49,291,474 shares of Common Stock issued and outstanding.

     Each shareholder of record as of the record date will be entitled to one vote for each share of Common Stock held as of the record date. Cumulative voting is not permitted. The presence at the Special Meeting of the holders of a majority of the number of shares entitled to vote outstanding as of the record date will constitute a quorum for transacting business.

                              SUMMARY TERM SHEET

     One of the proposals that will be considered and voted upon at the Meeting is a proposal to merge the Company with a newly-formed Delaware subsidiary for the purpose of changing the Company's domicile from Colorado to Delaware, changing the name to BFF Holdings, Inc., and effecting a one for forty (1 for 40) reverse split of the outstanding shares of the Company's common stock. One of reasons for the reverse stock split is to make available more authorized and unissued shares of common stock, which will then allow the holders of the Series A Convertible Preferred Stock to convert their shares of preferred stock into shares of common stock. The shares of Series A Convertible Preferred Stock were issued as part of the consideration paid to the shareholders of Blue Flying Fish, Inc. ("BFFI") in connection with the acquisition of BFFI. The following is a summary of the transaction with BFFI. The summary does not contain all of the information that may be deemed to be important to a shareholder. Each shareholder should carefully review the entire Information Statement to fully understand the transaction between the Company and BFFI.

     Acquisition:

* Shareholder vote. The shareholders of the Company are being asked to vote to approve a one for forty (1 for 40) reverse split of the outstanding shares of the Company's common stock so that the holders of the Series A Convertible Preferred Stock will be able to convert their shares of preferred stock into shares of common stock with the result that the former shareholders of BFFI will own approximately 95% of the Company's outstanding common stock. The Company currently does not have a sufficient number of authorized shares of common stock to issue shares of common stock if the holders of the Series A Convertible Preferred Stock wanted to convert their preferred stock.

* Consideration. The consideration paid by the Company to the shareholders of BFFI was 18,800,000 shares of common stock and 4,783,333 shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible into 120 shares of common stock.

      Reason for the Acquisition:

        The Company had been unable to develop and operate its business of providing marketing services to the retail, wholesale, manufacturing and service industries, and since September 2001 the Company had been seeking a business opportunity to acquire. On October 25, 2001 the Company signed a letter of intent to acquire BFFI, and on December 6, 2001 the transaction was closed. At that time, BFFI was a diversi-fied company with three operating subsidiaries. The largest division manufactures and sells projection and lighting products;
        the second division is a sub-prime mortgage broker; and the third division is a professional services consulting firm. The directors of the Company believed that the acquisition of BFFI would enable the Company to become actively engaged in existing, on-going businesses (as opposed to a start-up company) that the directors of the Company believed had substantial growth potential.

      Fairness of the Acquisition:

        The then directors of the Company carefully considered the acquisi-tion of BFFI and the number of shares of the Company's common and preferred stock that would be issued to the shareholders of BFFI in connection with the acquisition. The directors believed that BFFI was a viable, on-going business and not a start-up, and that the number of shares of common and preferred stock that the Company would have to issue to the shareholders of BFFI, considering that the Company's current business had been unsuccessful, was reasonable in light of what the directors believed was the potential for growth of the business acquired. The directors did not retain a financial advisor to opine as to the fairness of the transaction.

      Unanimous Director Recommendation:

        The directors unanimously approved the transaction whereby the Company acquired BFFI and recommend that the shareholders approve the 1 for 40 reverse stock split so that the Company is able to issue the necessary shares to the former shareholders of BFFI who were issued shares of Series A Convertible Preferred Stock and who desire to convert their shares of preferred stock into shares of common stock. There is no penalty imposed upon the Company if the Company does not approve the reverse split. However, if the Company does not approve the reverse split, the shareholders of BFFI could claim that they did not receive all of the consideration they were entitled to in connection with the acquisition and claim damages from the Company or attempt to rescind the transaction.

      Interest of Directors in the Transaction:

        Four of the Company's five directors were shareholders of BFFI and received shares of the Company's common stock and Series A Con-vertible Preferred Stock in connection with the acquisition of BFFI, and the fifth director, Albert H. Pleus, acquired shares of the Series A Convertible Preferred Stock from existing shareholders during March 2002. Therefore, all five persons will benefit from the shareholders' approval of the reverse split because they will then be able to convert their shares of non-voting preferred stock into shares of the Company's common stock.

        Following is a table showing for each director the number of shares of common stock they currently own and the number of shares of Series A Convertible Preferred Stock they own:

                                                 Number of Shares
                               Number of           of Series A
                               Shares of           Convertible
              Name            Common Stock       Preferred Stock
              ----            ------------       ----------------

        Mark Spargo             3,889,655              489,654

        William Callari         4,181,379              980,546

        Erica Ventley           1,296,551              329,886

        Gerald Goodman             97,241               24,741

        Albert H. Pleus             -0-                583,335

      Contact Information:

        If you have any questions regarding this transaction or any other matters discussed in this Information Statement, please contact:

           William Callari
           108 Fortunato Place
           Neptune, New Jersey 07753
           (732) 918-8004

      Further Information:

        For further information pertaining to the transaction between the Company and BFFI and the proposal to merge with a newly-formed Delaware subsidiary for the purpose of changing the Company's domicile from Colorado to Delaware, changing the name to BFF

        Holdings, Inc., and effecting a one for forty (1 for 40) reverse split of the outstanding shares of the Company's common stock, see "Changes in Control of the Company", "Certain Information Pertaining to the Company and BFFI" and "Proposal Number One."

               OTHER ISSUANCES OF CONVERTIBLE PREFERRED STOCK

     Since the acquisition of Blue Flying Fish, Inc. in December 2001, the Company has issued shares of two other series of convertible preferred stock. On December 31, 2001, the Company issued 125,000 shares of it Series B Convertible Preferred Stock to A21, Inc. in exchange for 3,000,000 shares of common stock of A21, Inc., a Delaware corporation. This represents less than ten percent (10%) of the outstanding shares of A21, Inc. This investment is valued at $250,000 on the Company's balance sheet as of December 31, 2001. A21, Inc. provides independent photographers and photography agencies with a full range of marketing, distribution, editorial, and other business services. Each share of Series B Convertible Preferred Stock has a liquidation value of $8.00, is convertible into 400 shares (pre-split) of the Company's common stock, and has no voting rights.

     On March 1, 2002, the Company sold five shares of its Series C Convertible Preferred Stock to an accredited investor for $500,000 in cash. Each share of Series C Convertible Preferred Stock has a liquidation value of $100,000, is convertible into 2,000,000 shares (pre-split) of the Company's common stock, and has no voting rights. Alternatively, each share of Series C Convertible Stock is convertible into one share of Series A Participating Preferred Stock of BFF Acquisition Corp., a wholly-owned subsidiary of the Company.

                        SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 15, 2002, each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, all Directors individually and all Directors and Executive Officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown.

                                         Amount of
 Name and Address                        Beneficial       Percentage
of Beneficial Owner                      Ownership         of Class
-------------------                   ---------------     ----------

Mark Spargo                            62,648,135 (1)       58.0%
108 Fortunato Place
Neptune, NJ  07753

William Callari                       128,146,899 (2)       76.8%
108 Fortunato Place
Neptune, NJ  07753

Erica Ventley                          40,882,871 (3)       46.0%
108 Fortunato Place
Neptune, NJ  07753

Gerald Goodman                          3,066,161 (4)        5.9%
Two Industrial Way West
Eatontown, NJ  07724

Albert H. Pleus                       120,000,200 (5)       70.9%
108 Fortunato Place
Neptune, NJ  07753

David Brownstein                       14,142,000           28.7%
210 Dee Court
Lakewood, NJ  08701

A21, Inc.                              70,000,160 (6)       58.7%
One Embarcedero Center
Suite 500
San Francisco, CA  94111

Jane Kyhl-Fritsch                      64,613,922 (7)       57.8%
187 Woodland Street
Englewood, NJ  07631

Directors and                         354,744,266 (1)(2)    91.4%
Officers as a Group                               (3)(4)
(5 Persons)                                       (5)
_________________

(1) Includes 3,889,655 shares of Common Stock and 58,758,480 shares of Common Stock underlying 489,654 shares of Series A Convertible Preferred Stock. Does not include options to purchase 240,000 shares of Common Stock at prices ranging from $1.00 to $3.00 per share which were granted under the Company's Stock Option Plan since the Plan has not yet been approved by the Company's share-holders.

(2) Includes 3,760,000 shares of Common Stock held directly by Mr. Callari; 421,379 shares of Common Stock held by North Star Resources, Inc., which is controlled by Mr. Callari; 104,799,960 shares of Common Stock underlying 873,333 shares of Series A Convertible Preferred Stock held by Mr. Callari; 12,865,560 shares of Common Stock underlying 107,213 shares of Series A Convertible Preferred Stock held by North Star Resources, Inc.; and 6,300,000 votes held under an irrevocable proxy from David Brownstein. Does not include options to purchase 240,000 shares of Common Stock at prices ranging from $1.00 to $3.00 per share which were granted under the Company's Stock Option Plan since the Plan has not yet been approved by the Company's share-holders.

(3) Includes 1,037,241 shares of Common Stock held directly by Ms. Ventley; 259,310 shares of Common Stock held by her two children; 31,668,960 shares of Common Stock underlying 263,908 shares of Series A Convertible Preferred Stock held by Ms. Ventley; and 7,917,360 shares of Common Stock underlying 65,978 shares of Series A Convertible Preferred
     Stock held by her two children. Does not include options to purchase 240,000 shares of Common Stock at prices ranging from $1.00 to $3.00 per share which were granted under the Company's Stock Option Plan since the Plan has not yet been approved by the Company's share-holders.

(4) Includes 97,241 shares of Common Stock and 2,968,920 shares of Common Stock underlying 24,741 shares of Series A Convertible Preferred Stock.

     Does not include options to purchase 60,000 shares of Common Stock at prices ranging from $1.00 to $3.00 per share which were granted under the Company's Stock Option Plan since the Plan has not yet been approved by the Company's shareholders.

(5) Includes 50,000,040 shares of Common Stock underlying 416,667 shares of Series A Convertible Preferred Stock held by Mr. Pleus; 20,000,160 shares of Common Stock underlying 166,668 shares of Series A Conver-tible Preferred Stock held by A21, Inc.; and 50,000,000 shares of Common Stock underlying 125,000 shares of Series B Convertible Preferred Stock held by Agence, Inc. Does not include options to purchase 240,000 shares of Common Stock at prices ranging from $1.00 to $3.00 per share which were granted under the Company's Stock Option Plan since the Plan has not yet been approved by the Company's share-holders, and options to purchase 250,000 shares at $1.00 which were outside of the Plan.

(6) Includes 20,000,160 shares of Common Stock underlying 166,668 shares of Series A Convertible Preferred Stock held by A21, Inc. and 50,000,000 shares of Common Stock underlying 125,000 shares of Series B Convertible Preferred Stock held by A21, Inc.

(7) Includes 896,082 shares of Common Stock held directly by Ms. Kyhl-Fritsch; 1,153,080 shares of Common Stock held by The Henry Kyhl Trust, of which Ms. Kyhl-Fritsch serves as trustee; 27,359,040 shares of Common Stock underlying 227,992 shares of Series A Convertible Preferred Stock held by Ms. Kyhl-Fritsch; and 35,205,720 shares of Common Stock underlying 293,381 shares of Series A Convertible Preferred Stock held by The Henry Kyhl Trust.

                        CHANGE IN CONTROL OF THE COMPANY

     On December 6, 2001, the Company completed the acquisition of 100% of the outstanding common stock of Blue Flying Fish, Inc. ("BFFI"), in exchange for shares of the Company's common stock and Series A Convertible Preferred Stock. The Company issued a total of 18,800,000 shares of common stock and 4,783,333 shares of its Series A Convertible Preferred Stock to the shareholders of BFFI at the closing. In the negotiations between the Company and BFFI the Company agreed to issue to the shareholders of BFFI an amount of the Company's common stock that would result in the shareholders of BFFI owning approximately 95% of the Company's outstanding common stock. However, since the Company already had 30,491,424 shares of common stock outstanding and it only had 50,000,000 shares authorized, there was not a sufficient number of authorized and unissued shares available to accomplish the desired result. Therefore, the Company issued 18,800,000 shares of common stock and 4,783,333 shares of Series A Convertible Preferred Stock, with the intent that once the shareholders approve a 1 for 40 reverse split, there will be sufficient shares of common stock available for the Series A Convertible Preferred Stock to be converted into common stock. At that time the shareholders of BFFI would then own approximately 95% of the shares of the outstanding shares of common stock.

     Since the Company's preferred stock is non-voting, the Company's former President and largest shareholder, David Brownstein, granted an irrevocable proxy on 6,300,000 shares of his common stock to William Callari. As a result of the 18,800,000 shares of common stock that were issued to the BFFI shareholders and the proxy for 6,300,000 shares, the former BFFI shareholders now control 50.9% of the shares of common stock outstanding.

          The table above under "Security Ownership of Certain Beneficial Owners and Management" which sets forth the beneficial ownership of the persons listed therein, includes the shares of Series A Convertible Preferred Stock. The following table shows the beneficial ownership of the same persons without taking into account the Series A Convertible Preferred Stock, and it shows their beneficial ownership assuming that the shareholders approve the reverse split and all shares of Series A Convertible Preferred Stock are converted into common stock. In other words, the first column of this table shows how many votes each person would be able to cast if a matter were submitted to the shareholders at this time.

                                         Amount of Beneficial
                                          Ownership Assuming
       Name          Number of Votes   Proposal #1 is Approved   Percentage
       ----          ---------------   -----------------------   ----------

Mark Spargo                3,889,655          1,566,204             9.3%
William Callari           10,481,379          3,046,173            18.1%
Erica Ventley              1,296,551          1,022,072             6.1%
Gerald Goodman                97,241             76,655              .5%
David Brownstein           7,842,000            353,550             2.1%
Albert H. Pleus                    0          3,000,005            17.8%
Jane Kyhl-Fritsch          2,049,162          1,615,399             9.6%

                      CERTAIN INFORMATION PERTAINING TO
                    THE COMPANY AND BLUE FLYING FISH, INC.

     As indicated under the caption "Change in Control," on December 6, 2001, the Company acquired 100% of the outstanding common stock of Blue Flying Fish, Inc. ("BFFI") in exchange for 18,800,000 shares of the Company's common stock and 4,783,333 shares of its Series A Convertible Preferred Stock.

     Prior to the acquisition of BFFI, the Company was in the business of providing print and internet marketing services to the retail, wholesale, manufacturing and service industries, primarily in Central New Jersey. The Company has been in the development stage since its formation in 1998, has had limited revenues and operated at a loss since inception. During the three months ended September 30, 2001, the Company only had revenues of $9,543 and a net loss of $59,973. Since the Company did not have the capital necessary to develop its business, management determined that the best way to create value for the Company's shareholders was to terminate its existing business and acquire an operating business.

     The audited consolidated balance sheets of Buhl Industries, Inc. as of May 31, 2001, and 2000, and the audited consolidated statements of operations, cash flows and stockholders' deficiency of Buhl Industries, Inc. for the years ended May 31, 2001 and 2000; the audited consolidated balance sheets of the Company as of December 31, 2001 and 2000; and the audited consolidated statements of operations, cash flows and stockholders' deficiency of the Company for the years ended December 31, 2001 and 2000; the unaudited consolidated balance sheets for the Company as of March 31, 2002; and the unaudited consolidated statements of operations and cash flows for the three months ended March 31, 2002 and 2001, for the Company; and the unaudited pro forma financial information as of and for the year ended December 31, 2001 and 2000, are attached hereto as Exhibit A.

     BFFI is a diversified company currently comprised of four operating divisions: Buhl Industries ("Buhl"); First American Mortgage Group ("FAMG"); BFF Services ("BFF Services"), and Blue Flying Fish Merchandising Group ("BFF Merchandising Group"). With the exception of the recently formed BFFI Services and BFF Merchandising Group, the subsidiaries are existing businesses, acquired by the management for their turnaround and/or growth potential.

     BFFI management focuses on key areas to implement change; sales and marketing, cash flow management, strategic planning/M&A, and the use of shared internet-based technology services to reduce costs, grow distribution and implement high quality Customer Relationship Management systems.

     Currently, the Company's biggest subsidiary is Buhl. Established in 1953, Buhl is a manufacturer of projection and lighting technology and electrical sockets. For year end May 2001, it had a net loss before taxes of $736,910 on $4,861,558 in revenues.

     The Company's second largest division is FAMG, which was started in June of 2001. It is primarily a sub-prime mortgage broker with offices in five states.

     BFFI Services, launched in September of 2001, is a professional services consulting firm focusing upon outsourced management, technology strategy, system design, development, deployment and aggregation of best-of-breed Managed Service Producer relationships for clients and subsidiaries.

     BFF Merchandising Group was formed during the first quarter of 2002 for the purpose of finding and acquiring management and companies with a successful track record in the specialty media industry, specifically point-of-purchase display and in-store marketing. Vincent Butta, the former president of Advertising Display Company, Inc., joined BFF Merchandising Group as CEO.

     The Company's common stock is quoted on the NASD's OTC Bulletin Board under the symbol "APAD." The following table sets forth, for the periods indicated, the high and low closing bid price quotations for the common stock. Such quotations reflect inter-dealer prices, do not include retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                              High               Low
                                          Closing Bid        Closing Bid
                                          -----------        -----------

Quarter ended June 30, 2000                 $1.19               $.25
Quarter ended September 30, 2000              .69                .25
Quarter ended December 31, 2000               .44                .09

Quarter ended March 31, 2001                  .27                .08
Quarter ended June 30, 2001                   .19                .03
Quarter ended September 30, 2001              .06                .03
Quarter ended December 31, 2001               .05                .01

Quarter ended March 31, 2002                  .06                .02

     As a result of the Company's common stock not being quoted on NASDAQ or listed on an exchange, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's common stock. In addition, the Company is subject to a rule promulgated by the Securities and Exchange Commission. The rule provides that various sales practice requirements are imposed on broker/dealers who sell the Company's common stock to persons other than established customers and accredited investors. For these types of transactions, the broker/dealer has to make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker/dealers to sell the Company's common stock, which may affect the ability of purchasers to sell the Company's common stock in the open market.

     As of April 13, 2002, there were approximately 102 holders of record of the Company's common stock. The number of record holders does not include holders whose securities are held in street name. The closing price of the common stock on December 6, 2001, the date of the closing of the transaction with BFFI, was $.02. The closing price of the common stock on June __, 2002 was $__. As of June __, 2002, the Company had 49,291,474 shares of common stock outstanding.

     The Company has never paid and does not anticipate paying cash dividends on its common stock in the foreseeable future. The Company intends to retain all earnings for use in the Company's business operations and in the expansion of its business.

                        ACTIONS TO BE TAKEN AT MEETING

     The meeting has been called by the directors of the Company to consider and act upon proposals to:

     (1) approve merging with a newly-formed Delaware subsidiary for the purpose of changing the Company's domicile from Colorado to Delaware, changing the name to BFF Holdings, Inc., and effecting a one for forty (1 for 40) reverse split of the outstanding shares of the Company's common stock; and

     (2)  approve the Company's 2002 Stock Option Plan

     The holders of a majority of the outstanding shares of common stock of the Company present at the meeting in person or represented by proxy constitute a quorum. To be approved, proposal number (1) must receive the affirmative vote of a majority of the outstanding shares. If a quorum is present, proposal number (2) must receive the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote thereon. Where brokers have not received any instruction from their clients on how to vote on a particular proposal, brokers are permitted to vote on routing proposals but not on nonroutine matters. The absence of votes on nonroutine matters are "broker nonvotes." Abstentions and broker nonvotes will be counted as present for purposes of establishing a quorum, will be counted as present for purposes of the proposals and will count as votes against all of the proposals.

                PROPOSED PLAN OF MERGER TO CHANGE THE STATE OF
           INCORPORATION OF THE COMPANY FROM COLORADO TO DELAWARE,
                  TO CHANGE THE NAME OF THE COMPANY AND
                     TO EFFECT A REVERSE STOCK SPLIT

     The Board of Directors of the Company has unanimously adopted a resolution approving a plan of merger of the Company into a wholly-owned subsidiary of the Company and directing that the plan of merger be submitted to shareholders for approval at the Special Meeting. The primary purpose of the merger is to change the state of incorporation of the Company from Colorado to Delaware so that the Company will have the benefit of the Delaware General Corporation Law and the substantial body of judicial decisions interpreting and applying that statute. The merger will also result in a change of the name of the Company to "BFF Holdings, Inc.," and effect a one for forty reverse split of the outstanding common stock of the Company.

     The principal effects of the merger will be that:

     1. The affairs of the Company will cease to be governed by Colorado corporation laws and will become subject to Delaware corporation laws.

     2. Each forty (40) shares of issued and outstanding Common Stock will be automatically converted into one (1) share of common stock in the Delaware corporation.

     3. The Delaware corporation will have 50,000,000 shares of $.0001 par value common stock authorized and 10,000,000 shares of $.0001 preferred stock authorized.

     4. The Delaware corporation will succeed to all of the rights, privileges and powers of the Company, will possess all of the properties of the Company, and will assume all of the debts, liabilities and obligations of the Company.

     The terms of the merger are contained in a Plan and Agreement of Merger (the "Plan of Merger"). The Plan of Merger provides that the Company will be merged into a wholly-owned subsidiary of the Company organized under the Delaware General Corporation Law for the purpose of changing the Company's state of incorporation (the "Merger"). This subsidiary, BFF Holdings, Inc., which is referred to in this proxy statement as "BFFI", will be the surviving corporation in the Merger. The Merger will not involve a change in the business or management of the Company. Upon the effectiveness of the Plan of Merger, each forty (40) outstanding shares of Common Stock of the Company will automatically be converted into one (l) share of Common Stock of BFFI. No fractional shares will be issued, and any shareholder entitled to a fraction of a share will receive one full share in lieu of such fraction.

     The approval by the holders of a majority of the outstanding shares of Common Stock of the Company is required to approve the Plan of Merger.

     The Plan of Merger provides that it may be terminated and the Merger abandoned by resolution of the Board of Directors of the Company.

                        REASONS FOR THE REVERSE SPLIT

     The reverse split is being proposed as part of the merger in order to comply with the Company's agreement with Blue Flying Fish Inc. In the acquisition of Blue Flying Fish, Inc., the Company issued 4,783,333 shares of Series A Convertible Preferred Stock which will be convertible into 14,349,999 shares of Common Stock after the reverse split. The Company issued Convertible Preferred Stock in this acquisition because the Company didn't have a sufficient number of shares authorized and unissued Common Stock to issue to the owners of Blue Flying Fish. Therefore, after the reverse split and the conversion of all of the Series A Convertible Preferred Stock there will be approximately 15,612,400 shares of Common Stock issued and outstanding.

        REASONS FOR CHANGING THE COMPANY'S STATE OF INCORPORATION

     The Board of Directors of the Company believes that the best interests of the Company and its shareholders will be served by changing the domicile to Delaware in order to have the benefits afforded by a more flexible corporation law. Delaware has a well-established policy of continuously reviewing and updating its corporate laws. Consistent with this policy, the corporate laws of Delaware are frequently revised and Delaware currently has a flexible and modern statute governing the conduct of corporate affairs.

     Thousands of corporations, including a great many of the larger corporations in this country, are now incorporated in Delaware. The number of corporations maintaining their domicile in Delaware over the years has resulted in a judiciary particularly familiar with many phases of corporate matters and a substantial body of decisions construing its laws and establishing public policy affecting its corporations. Based on the well developed and predictable nature of the Delaware corporate law, management believes that the ongoing operations and business of the Company can be carried on to better advantage if the Company is incorporated under the laws of Delaware. See "Significant Differences in Corporate Law of Colorado and Delaware."

     Delaware has in effect an anti-takeover statute that would, following the reincorporation, make it difficult for a potential acquiror to effect a takeover or change in control of the Company without management's consent and the consent of the Company's shareholders. Accordingly, the reincorporation will have the effect of making it more difficult to remove the existing management of the Company. Colorado does not have a comparable statute. Management is unaware of any person accumulating the Company's voting securities or seeking to take control of the Company, but believes that reincorporation in Delaware is still desirable for the reasons described above, notwithstanding the anti-takeover effect of reincorporation.

DIFFERENCES BETWEEN CORPORATE LAW OF COLORADO AND DELAWARE

     Management is of the opinion that, except as described below (for example, written consents of shareholders, appraisal rights of dissenting shareholders, required vote of shareholders needed to take certain actions, anti-takeover legislation, etc.), there are no substantial differences relating to the rights of shareholders between the Certificate of Incorporation and By-Laws of the Company and those of the Surviving Corporation.

     Although no attempt has been made to summarize all differences in the corporate laws of such states, management believes the following to be a fair summary of the significant differences in the corporate laws of the States of Colorado and Delaware which could affect the Company's shareholders:

     EXAMINATION OF BOOKS AND RECORDS

     Under Colorado corporation law, a person must have been a shareholder for at least three months, or be the holder of record of at least five percent of all outstanding shares of any class of stock of a corporation in order to examine certain records of the corporation, including the minutes of meetings of the board of directors and board committees, accounting records and shareholder records. Under Delaware corporation law, any shareholder with a proper purpose may demand inspection of the records of the corporation.

     DIVIDENDS

     Under Delaware corporation law, a corporation may pay dividends to its shareholders either out of surplus (net assets in excess of stated capital), or in case there is no surplus, out of net profits for the current fiscal year and the preceding fiscal year, with certain limitations. Under Colorado corporation law, dividends may be paid out of net assets available after providing for satisfaction of preferential rights of shareholders whose preferential rights are superior to those receiving the dividend.

     VOTES OF SHAREHOLDERS

     Colorado corporation law provides that unless the Certificate of Incorporation provides otherwise, the vote of two-thirds of all outstanding shares entitled to vote is required to amend the corporate charter, to dissolve a corporation, to effect a merger or consolidation or to sell, lease or exchange all or substantially all of the corporation's assets. The Certificate of Incorporation of the Company permits such actions to be taken upon vote of a majority of the outstanding shares entitled to vote. Under Delaware corporation law and the Certificate of Incorporation of the Surviving Corporation, the vote of a majority of the outstanding stock entitled to vote is required to amend the corporate charter, to dissolve a corporation, to effect a merger or consolidation or to sell, lease or exchange all or substantially all of the corporation's assets. Under both Colorado and Delaware law, action by the Board of Directors, as well as the shareholders, is required to amend the corporate charter, effect a merger or consolidation or the sale, lease or exchange of its assets. Accordingly, the reincorporation will not have a practical impact on the vote of shareholders necessary to approve significant corporate transactions.

     CUMULATIVE VOTING

     Delaware corporation law permits a corporation to provide cumulative voting by including a provision to that effect in its Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation will not have a provision permitting cumulative voting. Under Colorado corporation law, shareholders have cumulative voting unless prohibited in the Certificate of Incorporation. The Certificate of Incorporation of the Company currently prohibits cumulative voting; accordingly, the reincorporation will not have a practical impact on such rights of shareholders.

     ACTION BY WRITTEN CONSENT WITHOUT A MEETING

     Under Colorado corporation law, shareholders may take action without meetings by unanimous written consent of the shareholders entitled to vote. Under Delaware corporation law, shareholders may take action without meetings by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Since management will own in the aggregate more than a majority of the votes represented by the Surviving Corporation's common stock, it will have the power to act by written consent to authorize any action which requires shareholder approval, without the vote of any other shareholders.

     ANTI-TAKEOVER LEGISLATION

     Delaware has enacted a statute which prevents a "business combination" between an "interested shareholder" and a Delaware corporation for a period of three years after such shareholder became an interested shareholder, unless certain conditions are met. Colorado corporation law does not contain a parallel provision. The Delaware statute defines a business combination as any merger or consolidation, any sale, lease, exchange or other disposition of 10% or more of a corporation's assets, or any transaction (subject to certain exceptions) which results in the transfer of stock of a corporation to the interested shareholder, increases his proportionate ownership of a corporation's stock or results in such interested shareholder receiving the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. The Delaware statute defines an interested shareholder as (subject to certain exceptions) any person who is the owner of 15% or more of the outstanding voting stock of the corporation or a person who is an affiliate or associate of the corporation who became the owner of 15% or more of the outstanding voting stock of the corporation within the three-year period prior to the date on which it is sought to determine whether such shareholder is interested. A business combination is exempt from the effect of the statute if, among other things, either (i) prior to the date the shareholder became interested, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming interested, (ii) upon consummation of the transaction that resulted in the shareholder becoming interested, such shareholder owned at least 85% of the corporation's voting stock at the time the transaction consummated, or
(iii) an or after the date the shareholder becomes interested, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

     The anti-takeover statute provides that the Certificate of Incorporation of a Delaware corporation may provide that the corporation expressly elects not to be governed by the statute. The Certificate of Incorporation of the Surviving Corporation does not include such a provision.

     The effect of reincorporation in Delaware, and thereby subjecting the Company to the anti-takeover statute, will make it more difficult for a person who seeks to acquire control of the Company or to effect a business combination with the Company, such as a tender offer, to do so without management's approval, thereby making it more difficult to remove existing management of the Company. The Delaware statute could, therefore, potentially have an adverse impact on shareholders who wish to participate in any such tender offer or other transactions even where such transaction may be favorable to the interests of the shareholders.

     The reincorporation could have the effect of discouraging hostile tender offers, proxy contests or other transactions by forcing potential acquirors to negotiate with incumbent management. The disadvantages to shareholders of the reincorporation in Delaware include reducing the likelihood that a hostile tender offer at a premium over market price for the Company's shares will be made. The reincorporation will have a practical effect on shareholders by making it more difficult to remove existing management without such management's approval.

     DISSOLUTION

     Under Colorado corporation law and the Company's Certificate of Incorporation, the Company can voluntarily dissolve upon its board of directors adopting a resolution setting forth a proposal to dissolve which proposal is approved by a majority of the shareholders entitled to vote thereon. Under Delaware law, a corporation can voluntarily dissolve if its board of directors and a majority of the shareholders entitled to vote thereon approve the dissolution, or without approval of the board of directors if all the shareholders entitled to vote approve the dissolution.

     LIABILITY OF DIRECTORS

     Under Delaware law, directors are jointly and severally liable to a corporation for willful or negligent violations of statutory provisions relating to the purchase or redemption of a corporation's own shares or the payment of dividends, for a period of six years from the date of such unlawful act. A director who was either absent or dissented from the taking of such action may exonerate himself from liability by causing his dissent to be entered in the corporation's minutes. Under Colorado law, directors are jointly and severally liable to the corporation if they vote for or assent to acts which violate statutory provisions relating to the purchase of a corporation's own shares, the payment of dividends, the distribution of assets in liquidation or any loans or guarantees made to a director, until the repayment thereof. Under Colorado law, there is no express standard of conduct which can protect a director from liability nor any express statute of limitations with respect to any such illegal acts by a director, as there are under Delaware law, and directors are not liable as long as they did not vote for or assent to any of the illegal acts. Colorado law, unlike Delaware law, allows a director who was present at a meeting which approved an illegal act to avoid liability, even if he does not register his dissent in the minutes of the meeting, by voting against the illegal act.

     RIGHTS OF DISSENTING SHAREHOLDERS

     Shareholders of the Company are presently entitled under Colorado corporation law to receive payment for their shares if they dissent from certain corporate actions, such as mergers, consolidations or sales of all or substantially all of the Company's assets. Under Delaware corporation law, there is no such right to receive payment in a sale of assets and there is no such right to receive payment in a merger or consolidation under the following circumstances. The common stock of the surviving corporation in the merger or consolidation must be listed on a national securities exchange or held of record by 2,000 or more persons and the only consideration that the shareholders may receive in the merger or consolidation is stock of the corporation resulting from the merger or consolidation or stock of a listed company with 2,000 or more shareholders and cash in lieu of fractional shares.

EFFECTIVE DATE OF MERGER

     Subject to the satisfaction of the conditions of the merger, it is contemplated that the merger will be made effective as of June __, 2002.

                     RIGHTS OF DISSENTING SHAREHOLDERS

     Section 7-113-102 of the Colorado Business Corporation Act (the "Act") grants certain rights to obtain payment for their shares to dissenting shareholders of a Colorado corporation (such as the Company) with respect to any plan of merger and sales of all, or substantially all, of such corporation's assets. Strict statutory procedures set forth in Section 7-113-202 of the Act must be followed by dissenting shareholders and failure to do so will result in forfeiture of their rights to payment, and cause such shareholders to be bound by such actions. A shareholder may assert his rights to payment with respect to all or a portion of the shares held by him. Please read the attached Exhibit A carefully if you are considering dissenting.

     FAILURE TO FILE THE REQUIRED DOCUMENTS AND TO SUBMIT SUCH SHARES WITHIN THE SPECIFIED TIME PERIODS MAY AUTOMATICALLY CAUSE A TERMINATION OF DISSENTERS' RIGHTS. ADDITIONALLY, A VOTE IN FAVOR OF THE PROPOSED SALE OR MERGER WILL CONSTITUTE A WAIVER OF THE SHAREHOLDERS' RIGHTS UNDER THE ACT AS TO SUCH ACTION, BUT A FAILURE TO VOTE AGAINST THE PROPOSED MERGER WILL NOT. A VOTE AGAINST THE PROPOSED MERGER WILL NOT SATISFY THE REQUIREMENTS OF A WRITTEN OBJECTION AT OR PRIOR TO THE MEETING AND A WRITTEN DEMAND AND DEPOSITING OF CERTIFICATES WITHIN THE TIME SET FORTH IN THE NOTICE TO OBJECTING SHAREHOLDERS.

VOTING AND BOARD OF DIRECTORS RECOMMENDATIONS

     An affirmative vote of a majority of the shares of the outstanding common stock will be required to approve the proposed merger with the Delaware subsidiary.

     The Board of Directors recommends approval of the proposed merger with the Delaware subsidiary.

                     APPROVAL OF 2002 STOCK OPTION PLAN

DESCRIPTION OF THE PLAN

     In January 2002, the Company's Board of Directors approved the establishment of its 2002 Stock Option Plan (the "2002 Plan") subject to approval of the Company's shareholders. The Board of Directors believes that the 2002 Plan will advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the success of the Company by employees, officers, directors and consultants, and by providing additional incentives and motivation toward superior Company performance. The Board believes it also will enable the Company to attract and retain the services of key employees, officers, directors and consultants, and by providing additional incentives and motivation toward superior Company performance, and retain the services of key employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

     The 2002 Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are key employees of the Company. Vesting provisions are determined by the Board at the time options are granted. The total number of shares of Common Stock subject to options under the 2002 Plan may not exceed 3,000,000 shares (after the proposed 1 for 40 reverse split), subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions.

     The Board of Directors may amend the 2002 Plan at any time, provided that the Board may not amend the 2002 Plan to materially increase the number of shares available under the 2002 Plan, materially increase the benefits accruing to Participants under the 2002 Plan, or materially change the eligible class of employees without shareholder approval.

     No options have been granted under the 2002 Plan as of December 27, 2001.

     Following is a table of the options that have been granted under the 2002 Plan. The amounts and exercise prices assume that the 1 for 40 reverse split has been completed.

                                Date of      Number of     Exercise
               Name              Grant        Options        Price

     Gerald Goodman             1/2/2002      20,000        $1.00
     Gerald Goodman             1/2/2002      20,000        $2.00
     Gerald Goodman             1/2/2002      20,000        $3.00

     Mark Spargo                1/2/2002      80,000        $1.00
     Mark Spargo                1/2/2002      80,000        $2.00
     Mark Spargo                1/2/2002      80,000        $3.00

     William Callari            1/2/2002      80,000        $1.00
     William Callari            1/2/2002      80,000        $2.00
     William Callari            1/2/2002      80,000        $3.00

     Erica Ventley              1/2/2002      80,000        $1.00
     Erica Ventley              1/2/2002      80,000        $2.00
     Erica Ventley              1/2/2002      80,000        $3.00

     Paul Burton                1/31/2002      4,200        $1.00
     Paul Burton                1/31/2002      4,200        $2.00
     Paul Burton                1/31/2002      4,200        $3.00

     Albert Pleus               3/18/2002     80,000        $1.00
     Albert Pleus               3/18/2002     80,000        $2.00
     Albert Pleus               3/18/2002     80,000        $3.00

     Paul Burton                4/30/2002      4,200        $1.00
     Paul Burton                4/30/2002      4,200        $2.00
     Paul Burton                4/30/2002      4,200        $3.00
                                           ---------
                                           1,045,200

VOTING AND BOARD OF DIRECTORS RECOMMENDATIONS

     Approval of the 2002 Plan requires the affirmative vote of a majority of the shares of Common Stock represented at the meeting. The Board of Directors recommend a vote FOR approval of the 2002 Plan.

                            SHAREHOLDER PROPOSALS

     The Board of Directors has not yet determined the date on which the next annual meeting of the shareholders will be held. Any proposal by a shareholder intended to be presented at the Company's next annual meeting of shareholders must be received at the offices of the Company a reasonable amount of time prior to the date on which the information or proxy statement for that meeting are mailed to shareholders in order to be included in the Company's information or proxy statement relating to that meeting.

                                OTHER BUSINESS

     As of the date of this Information Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. A majority vote of the shares represented at the Meeting is necessary to approve any such matters.

                               BY ORDER OF THE BOARD OF DIRECTORS


                               Mark Spargo, CEO

Neptune, New Jersey
June __, 2002